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Main Place Funding, LLC                                                                                         Exhibit 12
Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)


                                            Six Months      Year          Year         Year          Year     From Inception
                                              Ended        Ended         Ended        Ended         Ended       Through
                                             June 30    December 31   December 31  December 31   December 31  December 31
                                               1999         1998          1997         1996          1995         1994
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $735,294   $2,341,426    $1,294,152     $216,709      $ 48,070      $ 5,459

Fixed charges:
     Interest expense                           243,081    1,056,419       595,818      255,318       145,822       25,701
     Amortization of debt discount and
       appropriate issuance costs                 1,259        3,128         3,713        2,856           983            -
                                           --------------------------------------------------------------------------------
        Total fixed charges                     244,340    1,059,547       599,531      258,174       146,805       25,701

Earnings before fixed charges                  $979,634   $3,400,973    $1,893,683     $474,883      $194,875      $31,160
                                           ================================================================================

Fixed charges                                  $244,340   $1,059,547      $599,531     $258,174      $146,805      $25,701
                                           ================================================================================

Ratio of Earnings to Fixed Charges                 4.01         3.21          3.16         1.84          1.33         1.21
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